RUBY TUESDAY, INC.
PERFORMANCE-BASED CASH INCENTIVE AWARD

This PERFORMANCE-BASED CASH INCENTIVE AWARD (the “Performance Cash Incentive Award” or “Award”) is made and entered into as of December 3, 2012 by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and James J. Buettgen (“Employee”).

Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Employee the Performance Incentive described below pursuant to the Ruby Tuesday, Inc. 1996 Stock Incentive Plan or 2003 Stock Incentive Plan (the “Plan”) in consideration of the Employee’s services to the Company.

A.           Grant Date:  December 3, 2012.

B.           Performance Incentive:  The aggregate amounts identified in Paragraphs C(1) and C(2) below.

C.           Vesting:  The Performance Incentive is divided into two (2) tranches, as and to the extent indicated below, and shall become vested only if and to the extent the applicable Performance Condition and Service Condition, each as specified below, are satisfied.

(1)           Tranche 1 Performance Condition.  $400,000 is allocated to Tranche 1 (the “Tranche 1 Partial Incentive”).  The amount of the Tranche 1 Partial Incentive that becomes earned (the “Net Incentive”) shall be determined based upon the Company’s Adjusted EBITDA performance measured for the Company’s Fiscal Year 2013, as determined in accordance with the table and definition provided to you separately, which is the same table and definition applicable to other participants who were granted Performance Cash Incentive Awards based upon the Company’s Adjusted EBITDA performance measured for the Company’s Fiscal Year 2013.

The amount of the Tranche 1 Partial Incentive that becomes earned (the “Net Incentive”) shall be determined based upon the Company’s Adjusted EBITDA performance measured for the Company’s Fiscal Year 2013, as determined in accordance with the table and definition provided to you separately, which is the same table and definition applicable to other participants who were granted Performance Cash Incentive Awards based upon the Company’s Adjusted EBITDA performance measured for the Company’s Fiscal Year 2013.

The amount of the Tranche 1 Partial Incentive becoming part of the Net Incentive shall be determined by multiplying the “Net Tranche 1 Incentive Percentage,” based upon the corresponding “Fiscal 2013 Adjusted EBITDA” results (as set forth in the table), by the amount of the Tranche 1 Partial Incentive specified in this Paragraph C(1).  For results above the specified threshold that are between the benchmarks indicated, the amount of the Tranche 1 Partial Incentive becoming part of the Net Incentive shall be determined by straight line interpolation.  The amount of the Tranche 1 Partial Incentive that does not become part of the Net Incentive shall be forfeited as of the date of the 2013 meeting of the Committee in which the Committee determines the extent to which the performance actually realized, as measured against the Tranche 1 Performance Condition, results in fewer than the entire (or none) of the Tranche 1 Partial Incentive becoming part of the Net Incentive based upon the performance table set forth above.

(2)           Tranche 2 Performance Condition. $400,000 is allocated to Tranche 2 (the “Tranche 2 Partial Incentive”).  The amount of the Tranche 2 Partial Incentive that becomes part of the Net Incentive shall be determined based upon the annual same-restaurant sales growth percentage of Company-owned restaurants under the Ruby Tuesday concept for the Company’s

Fiscal Year 2013 as determined in accordance with the schedule provided to you separately, which is the same schedule applicable to other participants who were granted Performance Cash Incentive Awards based upon the annual same-restaurant sales growth percentage of Company-owned restaurants under the Ruby Tuesday concept for the Company’s Fiscal Year 2013.

The amount of the Tranche 2 Partial Incentive becoming part of the Net Incentive shall be determined by multiplying the “Net Tranche 2 Incentive Percentage,” based upon the corresponding “Annual Ruby Tuesday Concept Same-Restaurant Sales” (as set forth in the schedule), by the amount of the Tranche 2 Partial Incentive specified in this Paragraph C(2).  For results above the specified threshold that are between the benchmarks indicated, the amount of the Tranche 2 Partial Incentive becoming part of the Net Incentive shall be determined by straight line interpolation.

The amount of the Tranche 2 Partial Incentive that does not become part of the Net Incentive shall be forfeited as of the date of the 2013 meeting of the Committee in which the Committee determines the extent to which the performance actually realized, as measured against the Tranche 2 Performance Condition, results in fewer than all (or none) of the Tranche 2 Partial Incentive becoming part of the Net Incentive based upon the performance table set forth above.

(3)           Service Condition.  The Net Incentive determined in accordance with Paragraphs C(1) and C(2) becomes payable only if and to the extent the Service Condition is satisfied.  The Service Condition is satisfied only to the extent Employee provides Continuous Service to the Company and/or any affiliate for the period beginning with the Grant Date through the dates described in the following Vesting Schedule:

Continuous Service Date	Percentage of Net Incentive Becoming Payable
Prior to June 1, 2014	0%
June 1, 2014	50%
June 1, 2015	100%

Employee shall be determined to have provided “Continuous Service” through each date specified in the Vesting Schedule as to the portions of the Net Incentive indicated above if Employee continues in the employ of the Company and/or any affiliate without experiencing a Termination of Employment through the applicable date.

(4)           Exceptions to Service Condition.  Notwithstanding the foregoing provisions of Paragraph C(3), the Service Condition will be deemed satisfied as to all or a portion of the Net Incentive, as determined in accordance with Paragraphs C(1) and C(2) above, if Employee provides Continuous Service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below:

(a)           In the event of a Termination Without Cause (as defined in the Employment Agreement), Termination For Disability (as defined in the Employment Agreement) or death, the Net Incentive shall become vested and payable on the date of such event.

(b)           In the event of a Change in Control, all of the Net Incentive shall be deemed to have satisfied the Service Condition immediately prior to the effective date of such Change in Control.

(c)           In the event of a Resignation For Good Reason (as defined in the Employment Agreement), a pro rata portion of the Net Incentive shall become vested and payable on the date of such event.  The pro rata portion of the Net Incentive that becomes vested and payable shall be equal to the difference between (A) the product of (i) the Net Incentive and (ii) the lesser of (x) one (1) and (y) twelve (12) plus the number of completed full months between the Grant Date and the Termination Date, divided by thirty (30) and (B) the value of the Net Incentive that became vested prior to the date of Employee’s Termination of Employment.

Any portion of the Net Incentive which has not become payable in accordance with this Paragraph C shall be forfeited.

IN WITNESS WHEREOF, the Company and Employee have signed this Award as of the Grant Date set forth above.

RUBY TUESDAY, INC.

By: /s/ Michael O. Moore	By: /s/ James J. Buettgen
Name: Michael O. Moore	Name: James J. Buettgen
Title: Executive Vice President- Chief Financial Officer	Title: President and Chief Executive Officer

ADDITIONAL TERMS AND CONDITIONS OF
RUBY TUESDAY, INC.
PERFORMANCE-BASED CASH INCENTIVE AWARD

1.           Payment of  Award.  The Committee shall certify any Performance Condition results before any Net Incentive amount is paid.  Any portion of the Net Incentive that becomes payable shall be paid in cash or cash equivalents within thirty (30) days of the date any portion of the Net Incentive is otherwise payable in accordance with Paragraph C of the Award.

2.           Taxes.  The Company shall withhold the amount of taxes, which in the determination of the Company are required to be withheld under federal, state and local laws and all other applicable payroll withholding with respect to any amount payable under the Award.

3.           Change in Capitalization.  The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

4.           Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Georgia.

5.           Successors.  This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

6.           Notice.  Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.  Notices sent to the Company shall be addressed to the attention of the Secretary of the Company.

7.           Severability.  In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

8.           Entire Agreement.  Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter.  This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.           Headings and Capitalized Terms.  Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.  Capitalized terms used, but not defined, in this Award shall be given the meaning ascribed to them in the Plan

10.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

11.           No Right to Continued Employment.  Neither the establishment of the Plan nor the Performance Incentive made pursuant to this Award shall be construed as giving Employee the right to any continued service relationship with the Company or any affiliate of the Company.

12.           Section 409A.  With respect to any portion of this Award subject to Section 409A of the Internal Revenue Code (“Section 409A”), this Award is intended to comply with the requirements of Section 409A and the provisions of herein shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Award shall be operated accordingly.  If any provision, term or condition of this Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

13.           Special Definitions.  For purposes of this Award, the following terms shall have the meanings ascribed to it in this Section 13, as follows:

(a)           “Change in Control” means any one of the following events:

(i)           the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control:  (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate.

(ii)           within any twelve-month period (beginning on or after the Grant Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the Grant Date shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii)           the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv)           the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v)           the liquidation or dissolution of the Company.

(b)           “Disability” has the same meaning as provided in the employment agreement currently or most recently in effect between the Employee and the Company or, if applicable, any affiliate of the Company, or if no such definition or employment agreement ever existed, “Disability” shall have the meaning provided in the Plan.

(c)           “Employment Agreement” shall mean that certain employment agreement between the Company and Employee dated as of November 16, 2012, as may amended from time to time.